EXHIBIT 99.1

October 16, 2013
FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727-567-2824
Investor Contact: Paul Shoukry, 727-567-5133

RAYMOND JAMES FINANCIAL TO REPORT QUARTERLY RESULTS,
CONSOLIDATE REPORTING OF CERTAIN BUSINESS SEGMENTS

ST. PETERSBURG, Fla. - Raymond James Financial’s (RJF) fourth quarter and fiscal year 2013 earnings report is scheduled to be released after the market closes on Wednesday, October 23. The quarterly conference call will take place the following morning, Thursday, October 24, at 8:15 a.m. ET.
The subjects covered may include forward-looking information; furthermore, the company may disclose additional material information in response to queries from analysts on the call.
For a listen-only connection, please call 877-666-1952 (conference code: 85760747). The conference call will also be webcast live at raymondjames.com/analystcall, where a replay will be available following the event.
Business Segment Reporting Changes
Effective with the firm's quarter and fiscal year ended September 30, 2013, Raymond James Financial has reduced the number of reportable business segments from the previous eight segments to five. The change is the result of management's review of the usefulness and materiality of its historic reported business segments.
The prior reported Securities Lending segment will be combined with the Private Client Group; the prior reported Emerging Markets segment with the Capital Markets group; and the prior reported Proprietary Capital segment with the Other segment. After the effect of the changes, the resulting reportable business segments are Private Client Group, Capital Markets, Asset Management, Raymond James Bank and Other.
Historic results of the five reportable business segments will be presented on a comparable basis with new reportable segment presentation and will be available in a report on Form 8-K to be filed within 24 hours at www.sec.gov.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have approximately 6,300 financial advisors serving approximately 2.5 million accounts with total client assets of approximately $410 billion in approximately 2,500 locations throughout the United States, Canada and overseas.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in realizing the projected benefits of the Morgan Keegan acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2012 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended June 30, 2013, March 31, 2013, and December 31, 2012, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Please visit the Raymond James Press Center at raymondjames.com/media.